                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE l4A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No. ___)

 Filed by the Registrant /X/
 Filed by a Party other than the Registrant /  /

 Check the appropriate box:

 / /     Preliminary Proxy Statement
 / /     Confidential, for Use of the Commission Only
         (as permitted by Rule l4a-6(e)(2))
 /X/     Definitive Proxy Statement
 / /     Definitive Additional Materials
 / /     Soliciting Material under Rule 14a-12

                              NEOWARE SYSTEMS, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

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         (2) Aggregate number of securities to which transaction applies:

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         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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         (4) Proposed maximum aggregate value of transaction:

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         (5) Total fee paid:

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/ /    Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

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



                              NEOWARE SYSTEMS, INC.
                                400 FEHELEY DRIVE
                       KING OF PRUSSIA, PENNSYLVANIA 19406






                                October 28, 2005




TO OUR STOCKHOLDERS:

         You are cordially invited to attend the Annual Meeting of Stockholders to be held on Thursday, December 1, 2005, at 10:00 a.m., at the new offices of the Company, 3200 Horizon Drive, King of Prussia, Pennsylvania 19406.

         The accompanying Notice of Meeting and Proxy Statement describe the matters to be acted upon during the Annual Meeting. You are welcome to present your views on these items and other subjects related to the Company's operations. Your participation in the activities of the Company is important, regardless of the number of shares you hold.

         To ensure that your shares are represented at the Annual Meeting, whether or not you are able to attend, please vote as soon as possible. Most stockholders have three options for submitting their vote: (1) via the Internet at www.proxyvote.com; (2) by phone, as indicated on your proxy card; or (3) by mail, using the paper proxy card enclosed with the Proxy Statement.


                                   Sincerely,

                                   /s/ Michael Kantrowitz
                                   -------------------------------------
                                   Michael Kantrowitz
                                   Chairman, President and
                                   Chief Executive Officer

                              NEOWARE SYSTEMS, INC.

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                DECEMBER 1, 2005

                                -----------------



TO THE STOCKHOLDERS:

         The Annual Meeting of the Stockholders of Neoware Systems, Inc. (the "Company"), a Delaware corporation, will be held on December 1, 2005, at 10:00 a.m., at the new offices of the Company, 3200 Horizon Drive, King of Prussia, Pennsylvania, for the following purposes:

         1.   To elect seven directors of the Company.

         2. To amend the Company's Certificate of Incorporation to change the name of the Company from "Neoware Systems, Inc." to "Neoware, Inc."

         3. To vote upon a proposal to ratify the selection of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2006.

         4. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         Stockholders of record at the close of business on October 25, 2005 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

         All stockholders are cordially invited to attend the Annual Meeting in person, but whether or not you plan to attend, please vote as soon as possible. Most stockholders have three options for submitting their vote: (1) via the Internet at www.proxyvote.com; (2) by phone, as indicated on your proxy card; or
(3) by mail, by using the paper proxy card enclosed with this notice. Voting by Internet, phone or proxy card does not deprive you of the right to attend the Annual Meeting and vote your shares in person.

                                    By Order of the Board of Directors,

                                    /s/ Keith D. Schneck
                                    --------------------------------------
                                    Keith D. Schneck
                                    Chief Financial Officer and Secretary

King of Prussia, Pennsylvania
October 28, 2005

                              NEOWARE SYSTEMS, INC.

                              ---------------------

                                 PROXY STATEMENT

                              ---------------------

         This Proxy Statement is furnished in connection with the solicitation of proxies at the direction of the Board of Directors of Neoware Systems, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on December 1, 2005.

         Stockholders of record at the close of business on October 25, 2005 will be entitled to vote at the Annual Meeting. At the close of business on October 25, 2005, 16,303,546 shares of the Company's $0.001 par value common stock were outstanding. The presence at the meeting, in person or by proxy, of a majority of the outstanding shares is necessary to constitute a quorum for the meeting. A stockholder is entitled to one vote for each share of common stock held by such stockholder. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting, in person or by proxy, and who abstain, including brokers holding customers' shares of record who cause abstentions to be recorded at the meeting, are considered stockholders who are present and entitled to vote and they count toward the quorum, but they are not counted as shares voted and therefore have the effect of a vote against Proposals 2 and 3. This Proxy Statement and the enclosed form of proxy are being mailed to the Company's stockholders on or about October 31, 2005.

         Most stockholders have three options for submitting their vote: (1) via the Internet at www.proxyvote.com; (2) by phone (please see your proxy card for instructions); and (3) by mail, using the paper proxy card enclosed with this Proxy Statement. When you vote via the Internet or by phone, your vote is recorded immediately. The Company encourages stockholders to vote using these methods whenever possible. If you vote via the Internet, you can also register to receive all future stockholder communications electronically, instead of in print. This means that the annual report, proxy statement and other correspondence will be delivered to you electronically via e-mail.

         Shares represented by a valid proxy in the accompanying form returned to the Company in sufficient time to permit the necessary examination and tabulation before a vote is taken, or voted via the Internet or by phone, unless previously revoked, will be voted at the Annual Meeting. A proxy may be revoked at any time prior to its exercise (1) by giving written notice to the Secretary of the Company, (2) by submitting a later dated vote via the Internet, by telephone or by mail, or (3) by voting in person at the Annual Meeting. Mere attendance at the Annual Meeting will not revoke the proxy. Any specific instructions indicated on your proxy will be followed. Unless contrary instructions are given, your proxy will be voted FOR each of the proposals described in this Proxy Statement and, in the discretion of the proxy holders, on such other business as may properly come before the Annual Meeting.

         Brokers holding shares for beneficial owners must vote their shares according to the specific instructions they receive from the owners. If specific instructions are not received, brokers may vote these shares on routine matters in their discretion, except as set forth below, but not on non-routine matters, pursuant to the rules of the New York Stock Exchange. On non-routine matters, the broker may not vote on the proposal absent specific voting instructions. This results in what is known as a "broker non-vote." Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum but will not be counted for determining the number of votes cast for or against a proposal. Accordingly, a broker non-vote has the effect of a negative vote when a majority of the shares issued and outstanding is required for approval of the proposal, and has the effect of reducing the number of required affirmative votes (and therefore will not affect the outcome of the voting) when a majority of the shares present in person or represented by proxy and entitled to vote is required for approval of the proposal. The election of each nominee for director (Proposal 1) requires a plurality of votes cast. Brokers have discretionary authority to vote on this proposal. The amendment of the Company's Certificate of Incorporation to change the Company's corporate name (Proposal 2) requires the approval of a majority of the outstanding shares of Common Stock entitled to vote at the meeting. The ratification of the selection of the independent public accountants (Proposal 3) requires the approval of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. Brokers are not precluded from voting uninstructed shares on Proposals 2 and 3, and, therefore, there will be no broker non-votes on those proposals. The New York Stock Exchange determines whether brokers have discretionary authority to vote on a given proposal.

         The cost of proxy solicitation, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to beneficial owners of the Common Stock, will be paid by the Company. Proxies will be solicited without extra compensation by certain officers and regular employees of the Company by mail and, if found to be necessary, by telephone and personal interviews. All shares represented by valid proxies will be voted.

HOUSEHOLDING OF PROXY MATERIALS

         Certain stockholders who share the same address may receive only one copy of this Proxy Statement and the Company's Annual Report in accordance with a notice delivered earlier this year by the stockholders' bank, broker or other holder of record, unless the bank, broker or other holder of record received contrary instructions. This practice, known as "householding," is designed to reduce printing and postage costs. If you own your shares through a bank, broker or other holder of record and wish either to stop or begin householding, you may request or stop householding, or you may request a separate copy of the Proxy Statement or the Annual Report, either by contacting your bank, broker or other holder of record or by contacting us by telephone at (610) 277-8300, Extension 1072, or in writing to Investor Relations at Neoware Systems, Inc., 3200 Horizon Drive (or if before November 7, 2005, 400 Feheley Drive), King of Prussia, Pennsylvania 19046, Attention: Secretary.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

         The bylaws of the Company currently provide that the Board of Directors shall designate the number of directors constituting the Board of Directors. Currently, the Board of Directors has fixed that number at seven for the election of directors at the 2005 Annual Meeting. All of the directors selected by the Board of Directors, upon the recommendation of the Governance and Nominating Committee, to be elected at the Annual Meeting will serve for one-year terms expiring at the next Annual Meeting and until their respective successors are elected and qualified. All of the nominees are currently serving as directors except for Dennis Flanagan and Klaus P. Besier, who have been nominated to fill two newly-created seats on the Board of Directors.

         The names and biographical summaries of the seven persons who have been nominated to stand for election at the Annual Meeting appear below. All nominees have indicated that they are willing and able to serve as directors if elected. In the event that any nominee should become unavailable, the proxy will be voted for the election of any substitute nominee designated by the Board of Directors, upon the recommendation of the Governance and Nominating Committee.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

         The following biographical information is furnished as to each person nominated for election as a director.

            Name                Age                 Position
----------------------------   -----   ----------------------------------------
Michael G. Kantrowitz           45     Chairman, President and Chief Executive
                                        Officer
Klaus P. Besier                 54     Nominee for Director
Dennis Flanagan                 57     Nominee for Director
David D. Gathman(2)             58     Director
John P. Kirwin, III(1)(2)(3)    49     Director
Christopher G. McCann(3)        44     Director
John M. Ryan (1)(2)(3)          70     Director

-------------
(1) Member of the Compensation and Stock Option Committee

(2) Member of the Audit Committee

(3) Member of the Governance and Nominating Committee

         MR. KANTROWITZ has served as a director of the Company since March 1995. He has been President and Chief Executive Officer of the Company since February 2000, and Chairman of the Board since September 30, 2002. Prior to his appointment as President and CEO, Mr. Kantrowitz served as Executive Vice President of the Company responsible for Marketing, Sales and Business Development and as a director of the Company since March 2, 1995. Prior to that,

Mr. Kantrowitz was a senior executive of Human Designed Systems, Inc. ("HDS") from 1983, holding the positions of Executive Vice President from 1991 until March 1995 and Vice President of Marketing and Sales from 1987 until 1991. Prior to joining HDS, Mr. Kantrowitz held engineering and technical positions with Raytheon Company and Adage Corporation. Mr. Kantrowitz holds a BSEE in Electrical Engineering from the University of Lowell.

         MR. BESIER served as President and Chief Executive Officer of FirePond, Inc., a global provider of e-business solutions for managing multi-channel selling, from 1997 until his retirement in December 2003 after the sale of the company. Prior to joining FirePond, he served as President and Chief Executive Officer of SAP America, Inc., the largest subsidiary of SAP AG, a provider of business application software, from 1991 to 1996. Before joining SAP America, Inc., Mr. Besier was General Manager and Corporate Vice President of a subsidiary of Hoechst Celanese, a global chemicals and fiber conglomerate. He holds a bachelor's degree in business management and finance from the University of Economics in Berlin.

         MR. FLANAGAN has been the Chief Operating Officer of The Ayers Group, Inc., a provider of human resources services to Fortune 500 and financial services companies, since January, 2004. Before joining The Ayers Group, Inc., Mr. Flanagan was President and Chief Executive Officer of Sengen, a custom software development company, until its sale in 2003. From 1986 to 2001, Mr. Flanagan served in numerous capacities within the sales, marketing and operations enterprises, including his position as President of Oki Data America, a subsidiary of Oki Data Corporation of Japan and a leading provider of innovative products, services and solutions for the digital imaging and print management needs of commercial entities. Mr. Flanagan is a trustee of Quinnipiac University and the Samaritan Hospice and is a member if the CEO Council for Growth in the Philadelphia region.

         MR. GATHMAN has served as a director of the Company since December 2002. He has been the Senior Vice President and Chief Financial Officer of Sungard SCT, Inc., a wholly-owned subsidiary of Sungard Data Systems, Inc. and leading provider of technology solutions for colleges and universities of all sizes and levels of complexity, since April 5, 2004. Prior to his position at Sungard SCT, Inc., Mr. Gathman had been Vice President and Chief Financial Officer of Targeted Diagnostics & Therapeutics, Inc., which develops molecular-based technologies for the detection, diagnosis and treatment of colorectal cancer, gastrointestinal cancers and certain infectious diseases, since May 2002. From February 2001 until May 2002, Mr. Gathman served as the Senior Vice President and Chief Financial Officer of the Federal Reserve Bank of Philadelphia. Prior to that, Mr. Gathman was Chief Financial Officer of Internet Capital Group, Inc., an internet company actively engaged in business-to-business e-commerce through a network of partner companies, from January 1999 until September 2000, and Executive Vice President and Chief Financial Officer and a member of the Board of Directors of Integrated Systems Consulting Group, Inc., an information services consulting firm, from March 1994 until December 1998. Mr. Gathman is a director of eResearch Technology, Inc., a provider of technology-based products and services that enable the pharmaceutical, biotechnological, medical device, and contract resource companies to efficiently collect, interpret, and distribute cardiac safety and clinical data.

         MR. KIRWIN has served as a director of the Company since December 2002. He has been a principal in Argosy Partners, a manager of private investment funds, since 1989. Argosy Partners manages private investment funds with approximately $300 million of capital, including Argosy Investment Partners, L.P., Argosy Investment Partners II, L.P. and Argosy Investment Partners III, L.P., which are small business investment companies with an aggregate of approximately $200 million under management. Mr. Kirwin joined Argosy Partners on a full-time basis in January 1996 and prior to that was a corporate and securities attorney for 14 years. Mr. Kirwin holds a Juris Doctor, Order of the Coif, from the National Law Center of George Washington University and a Bachelor of Arts from Dickinson College.

         MR. MCCANN has served as a director of the Company since December 1998. He is a director of 1-800-FLOWERS.COM, a florist company that operates nationwide through franchised retail stores, telecenters and the internet, and has been its President since September 2000. From 1988 to September 2000, he served as Senior Vice President of 1-800-FLOWERS.COM. Mr. McCann is responsible for overseeing operations of 1-800-FLOWERS.COM's telecenters and franchised stores and for its Interactive Services Division. Prior to his association with 1-800-FLOWERS.COM, he was President of Flora Plenty, a floral retail chain located in the New York metropolitan area.

         MR. RYAN has served as a director of the Company since March 1995. He has been a principal in Devon Hill Ventures, a venture investing and consulting firm focusing on technology investments, since 1987, and is a director of several privately-held information technology companies in which Devon Hill Ventures has invested. Mr. Ryan is also a director of eResearch Technology, Inc., a provider of technology-based products and services that enable the pharmaceutical, biotechnological, medical device, and contract resource companies to efficiently collect, interpret, and distribute cardiac safety and clinical data. From 1995 to 1997, he was Chairman and acting CEO of DLB Systems, Inc., which was sold to eResearch Technology in 1997. Mr. Ryan was the founder of SunGard Data Systems, Inc., formerly a publicly-held computer services company that has recently been taken private, and served as its Chairman and Chief Executive Officer from 1976 to 1987.

BOARD OF DIRECTORS AND COMMITTEES

         The Company's Board of Directors is comprised solely of outside independent directors, with the exception of the Chief Executive Officer. The Board of Directors held 12 meetings during the year ended June 30, 2005. The Board holds executive sessions of its independent directors following each regularly scheduled meeting of the Board. Directors are expected to attend all meetings of the Board and Committees on which they serve and annual stockholder meetings. Each of the current directors attended at least 75% of the meetings of the Board and Committees on which they serve held during the period for which such persons have been directors or committee members. All of the directors attended the 2004 Annual Meeting.

         The standing committees of the Board of Directors are the Compensation and Stock Option Committee, the Audit Committee and the Governance and Nominating Committee. The Compensation and Stock Option Committee held six meetings and the Audit Committee held eight meetings during the year ended June 30, 2005. The Governance and Nominating Committee held one meeting during the 2005 fiscal year. Each of the current members of the Compensation and Stock Option Committee, the Audit Committee and the Governance and Nominating Committee are "independent" as defined in Rule 4200 of the Marketplace Rules of the National Association of Securities Dealers, Inc. and, with respect to the Audit Committee, the Sarbanes-Oxley Act of 2002.

         Compensation and Stock Option Committee

         The members of the Compensation and Stock Option Committee are John P. Kirwin, III, Chairman, and John M. Ryan. Each member of the Committee is independent from the Company and its management.

         The responsibilities of the Compensation and Stock Option Committee include the review of compensation practices, the determination of salaries and bonus awards of executive officers and the administration of the Company's 1995 Stock Option Plan, 2002 Non-Qualified Stock Option Plan and 2004 Equity Incentive Plan.

         Audit Committee

         The members of the Audit Committee are David D. Gathman, Chairman, John
M. Ryan and John P. Kirwin, III. Each member of the Committee is independent from the Company and its management. In addition, the Board of Directors has determined that Mr. Gathman is an "audit committee financial expert." The Committee acts pursuant to a written charter adopted by the Board of Directors. The purpose of the Committee is to assist the Board of Directors in fulfilling its oversight responsibilities regarding accounting and reporting practices, internal controls, and compliance with laws and regulations. The Committee's responsibilities under the terms of its charter include:

o Meeting at least quarterly with management and the independent registered public accounting firm in separate executive sessions;
o Assessing the integrity of the Company's financial reporting process and system of internal controls through discussions with management and the independent registered public accounting firm;
o Selecting and appointing, and recommending for ratification by the stockholders, an independent firm of certified public accountants to serve as independent registered public accounting firm for the Company;
o Setting the fees to be paid to the independent registered public accounting firm and pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm;
o Assessing the performance (effectiveness, objectivity and independence) of the independent registered public accounting firm;
o At least annually, reviewing a report from the independent registered public accounting firm describing their system of quality controls, which includes the results of the most recent internal and external reviews of the independent registered public accounting firm;
o Providing an avenue of communication among the independent registered public accounting firm, management and the Board of Directors;
o Reviewing with management and the independent registered public accounting firm the annual and quarterly financial statements of the Company, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations";

o Reviewing the Company's earnings releases;
o Discussing with management and the independent registered public accounting firm major issues regarding accounting principles and financial statement presentations;
o Establishing procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding the Company's accounting, internal controls and auditing matters;
o Retaining independent counsel and other advisors as necessary to fulfill its responsibilities;
o Conducting an annual evaluation of its performance and its charter;
o Recommending to the Board of Directors that the audited financial statements be included in the Company's annual report to stockholders; and
o Preparing the Report of the Audit Committee included in the annual proxy statement pursuant to Item 306 of Regulation S-K.

         The Report of the Audit Committee for the 2005 fiscal year appears on page 18 of this Proxy Statement. The Audit Committee Charter is available on the Company's website at www.neoware.com/company.html.

         Governance and Nominating Committee

         The members of the Governance and Nominating Committee are Christopher
G. McCann, Chairman, John M. Ryan and John P. Kirwin, III. Each member of the Committee is independent from the Company and its management. The Committee's primary responsibilities under the terms of its charter include:

o Establishing qualifications for Board membership;
o Developing procedures for reviewing candidates recommended by stockholders for positions on the Board;
o Receiving recommendations for candidates for election to the Board;
o Recommending the slate of nominees to be proposed for election by the stockholders;
o Advising on and recommending to the Board corporate governance policies;
o Annually reviewing, reassessing and recommending proposed changes to the Committee's charter, the Corporate Governance Guidelines, the Code of Ethics and other corporate governance policies;
o Conducting an annual evaluation of its performance;
o Reviewing, annually, and presenting to the Board an evaluation of, the effectiveness of the Board and its committees;
o Making reports and recommendations for consideration by the Board; and
o Developing procedures for security holders to communicate with the Board.

         The Committee may, in its sole discretion, engage outside accountants, legal counsel and other advisors in carrying out its duties to the Company.

         The Governance and Nominating Committee Charter, approved by the Board of Directors in August 2004, is available on the Company's website at www.neoware.com/company.html.

CODE OF ETHICS

         The Board sponsors the Company's Code of Ethics, which ensures that the Company's business is conducted in a consistently legal and ethical manner. The Company's Chief Financial Officer oversees compliance with the Code of Ethics. The Company's Code of Ethics is available on the Company's website at www.neoware.com/company.html. All of the Company's employees, officers and directors are required to comply with the Code of Ethics. The Code of Ethics covers all areas of professional conduct, including compliance with laws, conflicts of interest, confidentiality, corporate opportunities, use of Company assets and reporting illegal or unethical behavior. The Code of Ethics describes the Company's procedures to receive, retain and address complaints regarding accounting, internal accounting controls and auditing matters, and other illegal or unethical behavior.

COMPENSATION OF DIRECTORS

         Directors (other than those who are employees of the Company) receive a one-time automatic grant of options to purchase 10,000 shares of common stock under the Company's 2004 Equity Incentive Plan (the "Plan") upon a director's initial election. Thereafter, under the Plan, non-employee directors receive an automatic annual grant of options to purchase 7,500 shares of common stock. Non-employee directors are also eligible to receive stock option grants at the discretion of the Board of Directors. In addition, all non-employee members of the Board received an annual fee of $6,000 for services as a member of the Board during the 2005 fiscal year, $1,500 for each regular or special Board meeting attended in person, $750 for each such meeting attended by telephone and $500 for each committee meeting attended. The chairman of the Audit Committee received an annual fee of $2,500, and the chairmen of the Compensation and Stock Option Committee and the Governance and Nominating Committee each received an annual fee of $1,000, for their services during the 2005 fiscal year as chairmen in addition to the applicable meeting fees.

         In October 2005, to reflect the increase in the workload and responsibilities of directors as a result of recent legislation and to offer competitive compensation in order to attract qualified directors, the Compensation and Stock Option Committee approved the following changes effective as of January 1, 2006 with respect to the cash compensation of non-employee directors: all non-employee members of the Board will receive an annual fee of $7,500 for services as a member of the Board, the chairman of the Audit Committee will receive an annual fee of $5,000, and the chairmen of the Compensation and Stock Option Committee and the Governance and Nominating Committee each will receive an annual fee of $1,500, for his services during the 2005 fiscal year as chairman in addition to the applicable meeting fees.

DIRECTOR NOMINATION PROCESS

         The Governance and Nominating Committee reviews possible candidates for the Board of Directors and recommends the nominees for directors to the Board of Directors for approval. The Board of Directors has adopted criteria for the selection of nominees to the Board of Directors, which are a part of the Company's Corporate Governance Guidelines, which can also be found on the Company's website at www.neoware.com/company.html. These criteria describe specific traits, abilities and experience that the Governance and Nominating Committee and the Board look for in determining candidates for election to the Board. The Governance and Nominating Committee considers suggestions from many sources, including stockholders, regarding possible candidates for directors. Such suggestions, together with a complete description of the nominee's qualifications, experience and background, and a statement signed by the nominee in which he or she consents to such nomination and which includes the name of the stockholder making the suggestion and evidence of that person's ownership of the Company's stock, including the number of shares held and the length of time of ownership, should be submitted to the Secretary of the Company at 3200 Horizon Drive, King of Prussia, Pennsylvania 19406 not less than 120 days prior to the anniversary date of the most recent annual meeting of stockholders, or if the meeting has been changed by more than 30 days from the date of the previous year's meeting, not less than 60 days before the date of the meeting. Possible candidates who are suggested by stockholders are evaluated by the Governance and Nominating Committee in the same manner as are other possible candidates.

         In addition to making suggestions to the Governance and Nominating Committee for the selection of nominees as described above, under the bylaws, stockholders are also entitled to nominate persons for election as directors only if, among other things, written notice has been given, in the case of an annual meeting, no later than the date that is 45 days before the date on which the Company first mailed its proxy materials for the prior year's annual meeting of stockholders, or, if such annual meeting was not held or was changed by more than 30 days from the date of the previous year's annual meeting, a reasonable time before the Company mails its proxy materials for the current year. The notice must set forth information about the proposed nominee and the consent of the nominee, among other things.

                                 PROPOSAL NO. 2
                    AMENDMENT OF CERTIFICATE OF INCORPORATION
                        TO CHANGE THE NAME OF THE COMPANY


         The Board of Directors is proposing to amend the Company's Certificate of Incorporation, as amended, in order to change the Company's corporate name from "Neoware Systems, Inc." to "Neoware, Inc." The Board believes that the change in corporate name to "Neoware, Inc." will better reflect the present scope of the business and operations of the Company and its evolution from a hardware oriented provider of thin client systems to a supplier of enterprise software, thin client appliances and related services, while allowing the Company to maintain its name recognition among customers and the general public.

         The affirmative vote of a majority of outstanding shares of the Company's Common Stock entitled to vote is required to approve the proposed amendment to the Company's Certificate of Incorporation. If approved by the stockholders, the amendment to change the corporate name to "Neoware, Inc." will be effected by the filing of an amendment to the Company's Certificate of Incorporation with the Secretary of the State of Delaware at the earliest appropriate time consistent with an orderly transition to the new name. The change of corporate name will be accomplished by amending Article First of the Company's Certificate of Incorporation to read as follows:

         "First: The name of the Corporation is Neoware, Inc."

         If the proposed name change is approved and effected, it will not be necessary for stockholders of the Company to exchange outstanding stock certificates. The Company's common stock is traded on The NASDAQ National Market and if the proposal is approved and effected, the symbol under which the Company's common stock is traded will remain "NWRE."

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO CHANGE THE CORPORATE NAME OF THE COMPANY.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information concerning the compensation paid for the fiscal years ended June 30, 2005, 2004 and 2003 to the Company's named executive officers, who are comprised of (1) the Company's Chief Executive Officer and (2) three of the Company's other most highly compensated executive officers and one additional individual who was an executive officer of the Company for a portion of the 2005 fiscal year (but not as of the fiscal 2005 year end) whose total salary and bonus earned during the 2005 fiscal year exceeded $100,000.

SUMMARY COMPENSATION TABLE

                                                                                                           LONG-TERM
                                                         ANNUAL COMPENSATION                             COMPENSATION
                                                ------------------------------------       ---------------------------------------
                                                                                           SECURITIES
          NAME AND              FISCAL                                   OTHER ANNUAL      UNDERLYING       ALL OTHER COMPENSATION
     PRINCIPAL POSITION          YEAR         SALARY($)    BONUS($)     COMPENSATION($)     OPTIONS(#)               ($)
     ------------------         ------        ---------    --------     ---------------    ----------       ----------------------
Michael G. Kantrowitz            2005         338,000       253,500         (1)              100,000              1,330 (2)
Chairman, President and          2004         323,861        81,250                           50,000              1,330 (2)
Chief Executive Officer          2003         275,630       137,815                          100,000              1,000 (3)

Eric N. Rubino                   2005         260,000       195,000         (1)               90,000              1,360 (4)
Chief Operating Officer          2004         240,385        62,500                           30,000              1,360 (4)
                                 2003         107,692        58,333                          165,000              1,000 (3)

Matthew D. Wrabley               2005         208,000       104,000         (1)               25,000              1,180 (5)
Executive Vice President         2004         192,308        45,000                           30,000              1,180 (5)
of Business Development          2003         151,379        60,000                           50,000              1,000 (3)

Keith D. Schneck(6)              2005         192,400       144,300         (1)               40,000              1,373 (7)
Executive Vice President         2004         185,000        46,250                               --              1,182 (8)
and Chief Financial              2003          28,462        15,417                           75,000                 --
Officer

Peter Bolton                     2005         328,669(11)    30,000(11)     (1)               25,000             18,067 (10) (11)
Executive Vice President         2004         309,591(11)      --                             30,000             16,317 (10) (11)
of EMEA(9)                       2003         264,304(11)      --                             20,000              9,287 (10) (11)

------------------
(1) Amount does not exceed the lesser of $50,000 or 10% of total salary and bonus.

(2) Consists of amounts contributed by the Company under its 401(k) Plan and the value of life insurance premiums of $330 paid for the benefit of Mr. Kantrowitz.

(3) Consists of amounts contributed by the Company under its 401(k) Plan.

(4) Consists of amounts contributed by the Company under its 401(k) Plan and the value of life insurance premiums of $360 paid for the benefit of Mr. Rubino.

(5) Consists of amounts contributed by the Company under its 401(k) Plan and the value of life insurance premiums of $180 paid for the benefit of Mr. Wrabley.

(6) Mr. Schneck became Executive Vice President and Chief Financial Officer on April 28, 2003.

(7) Consists of amounts contributed by the Company under its 401(k) Plan and the value of life insurance premiums of $373 paid for the benefit of Mr. Schneck.

(8) Consists of amounts contributed by the Company under its 401(k) Plan and the value of life insurance premiums of $182 paid for the benefit of Mr. Schneck.

(9) Mr. Bolton became an executive officer on August 4, 2004.

(10) Consists of amounts contributed by the Company under its U.K. defined contribution plan.

(11) Mr. Bolton's compensation is paid in British pounds sterling and is reported in this table in U.S. dollars based on the average daily exchange rate in effect during the applicable fiscal year.


OPTION GRANTS IN 2005 FISCAL YEAR

                                                                                              POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                                                                            ANNUAL RATES STOCK PRICE
                                                                                                 APPRECIATION
                                     INDIVIDUAL GRANTS                                        FOR OPTION TERM (1)
------------------------------------------------------------------------------------------- ------------------------
                                                 % OF TOTAL
                                  NO. OF          OPTIONS
                                SECURITIES       GRANTED TO
                                UNDERLYING      EMPLOYEES IN     EXERCISE
                                 OPTIONS          FISCAL          PRICE        EXPIRATION
             NAME             GRANTED (#)(2)       YEAR          ($/SH)           DATE        5%($)         10%($)
----------------------------  --------------    ------------    ---------    -------------    -----         ------
Michael G. Kantrowitz            100,000           10.1            9.26        12/01/2014     582,356     1,475,805

Eric N. Rubino                    20,000            2.0            6.48        08/04/2014      81,505       206,549
                                  70,000            7.0            9.26        12/01/2014     407,649     1,033,063

Matthew D. Wrabley                25,000            2.5            9.26        12/01/2014     145,589       368,952

Keith D. Schneck                  15,000            1.5            6.48        08/04/2014      61,128       154,912
                                  25,000            2.5            9.26        12/01/2014     145,589       368,952

Peter Bolton (3)                  25,000            2.5            9.26        12/01/2014     145,589       368,952

------------------

(1) These amounts, based on assumed appreciation rates of 5% and 10% prescribed by Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(2) Represents options to acquire shares of Common Stock, which become exercisable in four equal annual installments beginning one year after the date of their grant.

(3) Mr. Bolton became an executive officer on August 4, 2004.

AGGREGATED OPTION EXERCISES DURING 2005 FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

          The following table provides information related to options exercised by the named executive officers during fiscal year 2005 and the number of the Company's options held at fiscal year-end.

                                                                     NUMBER OF SECURITIES
                                                                    UNDERLYING UNEXERCISED               VALUE OF UNEXERCISED
                                                                           OPTIONS AT                    IN-THE-MONEY OPTIONS
                                                                      FISCAL YEAR-END (#)            AT FISCAL YEAR END ($)(3)
                            SHARES ACQUIRED       VALUE         ------------------------------     ------------------------------
        NAME                 ON EXERCISE(#)    REALIZED($)(1)   EXERCISABLE(2)   UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
---------------------       ---------------    --------------   --------------   -------------     -----------      -------------
Michael G. Kantrowitz           230,000         1,448,767           157,500          102,500           59,700           117,900

Eric N. Rubino                    -0-               -0-             182,500          102,500             -0-            143,800

Matthew D. Wrabley               12,500           113,125            80,000           37,500             -0-            121,875

Keith D. Schneck                  -0-               -0-              37,499           77,501             -0-             80,900

Peter Bolton (4)                 18,750           231,900            50,000           25,000             -0-             24,500

------------------

(1) Represents the difference between the option exercise price and the market value on the date of exercise.

(2) On May 13, 2005, the Board of Directors of the Company, upon recommendation of the Compensation and Stock Option Committee, approved the acceleration of the vesting of "underwater" unvested stock options held by certain employees, including executive officers. A stock option was considered "underwater" if the option exercise price was greater than $14.00 per share. The closing price per share of the Common Stock ranged from approximately $8.26 to $12.23 during the six-month period prior to May 13, 2005. The following amounts of "underwater" options included in the column above were subject to acceleration and became exercisable on May 13, 2005 with respect to these named executive officers: Mr. Kantrowitz, 87,500; Mr. Rubino, 92,500; Mr. Wrabley, 47,500; and Mr. Bolton, 32,500.

(3) Value based on the closing price of $10.24 per share on June 30, 2005, less the option exercise price.

(4) Mr. Bolton became an executive officer on August 4, 2004.

AGREEMENTS WITH EXECUTIVE OFFICERS AND CHANGE IN CONTROL ARRANGEMENTS

         Employment Agreements

         In connection with the appointment of Mr. Kantrowitz to the position of President and Chief Executive Officer, the Company entered into an agreement with Mr. Kantrowitz, effective on February 14, 2000, which provided for an initial annual salary of $210,000 and an annual bonus of up to 50% of his base salary or greater at the option of, and as determined by, the Board of Directors. The Company also granted to Mr. Kantrowitz options to acquire 130,000 shares of Common Stock at the fair market value on the date of grant. Mr. Kantrowitz is also provided with an automobile, at the Company's expense. Mr. Kantrowitz is entitled to severance benefits equal to his salary and health benefits, his annual bonus (pro rated for the portion of the year prior to his termination) if agreed-upon goals have been met at the time of termination and use of his Company-provided automobile for one year in the event of his involuntary termination for reasons other than cause or upon a substantial reduction in his responsibilities or any change in his position as Chief Executive Officer. The Company has also agreed that in the event of a sale of the Company, if Mr. Kantrowitz is not offered employment by the new owners in a similar capacity heading a business unit reporting directly to the Chief Executive Officer or the Board of Directors or if he does not accept any other position that he is offered immediately following such transaction, he is entitled to payment equal to his base salary and health benefits, his annual bonus (pro rated for the portion of the year prior to his termination) if agreed upon goals have been met at the time of termination and use of his Company-provided automobile for one year, and to the acceleration of vesting of 100% of his options. The agreement also contains a non-competition and non-solicitation agreement by Mr. Kantrowitz for the period during which payments are made by the Company and for a period of six months thereafter.

         In October 2005, the Company entered into a new employment agreement with Mr. Kantrowitz, which provides for an initial annual salary of $351,520 and an annual bonus of up to 75% of his base salary or greater at the option of, and as determined by, the Board of Directors. Mr. Kantrowitz will continue to be provided with an automobile, at the Company's expense. Under the agreement, Mr. Kantrowitz is entitled to severance benefits equal to his salary and health benefits and use of his Company-provided automobile for a period of 18 months, and one and one-half times his average annual bonus earned over the prior three fiscal years in the event of his involuntary termination for reasons other than cause or upon any change in his position as Chief Executive Officer. The Company has also agreed that in the event of a change of control in the Company, if Mr. Kantrowitz is not offered employment by the Company or the acquirer in a similar capacity heading a business unit reporting directly to the Chief Executive Officer or the Board of Directors or if he does not accept any other position that he is offered immediately following such transaction, he is entitled to payment equal to his base salary and health benefits, continuation of his health benefits (or cash in lieu thereof) and use of his Company-provided automobile for 18 months, and to one and one-half times his average annual bonus earned over the prior three fiscal years and the acceleration of vesting of 100% of his options. The agreement also contains a non-competition and non-solicitation agreement by Mr. Kantrowitz for the period during which payments are made by the Company or, if Mr. Kantrowitz is not entitled under the agreement to the payments described above for such 18-month period, for a period on six months after termination of his employment with the Company.

         Change of Control and Separation Arrangements

         Under their offers of employment with the Company, Mr. Rubino, Mr. Wrabley, Mr. Schneck and Mr. Bolton are entitled to a continuation of salary and benefits for a period of one year and the payment of the average amount of their respective annual bonuses over the prior three-year period if they are not offered continued employment in the event of a change in control of the Company.

         Options granted under the Company's the 2004 Equity Incentive Plan, 1995 Stock Option Plan and 2002 Non-Qualified Stock Option Plan contain provisions pursuant to which outstanding options granted under such plans may become fully vested and immediately exercisable upon a "change in control" as defined in such plans, subject to the discretion of the Compensation and Stock Option Committee.

                     COMPENSATION AND STOCK OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

         The Compensation and Stock Option Committee (the "Committee") of the Board of Directors, among other responsibilities, establishes the general compensation policies of the Company, determines specific compensation levels regarding salaries and incentive compensation of executive officers and approves the award of stock options and other equity compensation under the Company's 2004 Equity Incentive Plan. The Committee currently consists of two non-employee and independent directors.

         The Company's compensation program includes annual salary and incentive compensation, consisting of bonuses and possible long-term incentives, in the form of stock options and other equity compensation, designed to attract, motivate and retain highly qualified executives who will effectively manage the Company and maximize stockholder value. In establishing total compensation each year, the Committee considers both individual and Company performance. The Committee also informally reviews compensation levels of companies that are known to the Committee members and published compensation data of other technology companies, although the Committee does not make formal comparisons with peer group companies. In making its determinations as to all executive officers other than the Chief Executive Officer, the Committee also considers the recommendations of the Chief Executive Officer.

ANNUAL COMPENSATION

         Annual salary levels are established based upon job responsibility and an evaluation of individual and Company performance. The Committee's policy is to review the Company's performance, including the Company's revenues and profitability, compared to goals, and the achievement of other operational goals, such as the introduction of new products, gains in market share, and strategic objectives such as entering geographic markets or acquisition of businesses or technologies. In addition, the Committee considers an individual's contribution to the Company's performance. An individual's performance is evaluated based upon the achievement of his or her specific goals and the Committee's subjective judgment of his or her contributions to the achievement by the Company of its goals. As discussed above, the Committee also informally reviews compensation levels of other technology companies, including principal competitors of the Company, if available. The Committee does not assign relative weights to these factors and does not use specific criteria to evaluate individual performance, but instead makes a determination based upon all of the factors and the progress that the Company has made with respect to its goals and strategies.

         During the 2005 fiscal year, the executive officers of the Company were eligible for incentive compensation under the Company's 2005 Executive Bonus Plan, consisting of bonuses, based principally on the Company achieving revenue and income targets. At the beginning of the fiscal year, the Committee set threshold levels of revenues and income based on annual performance objectives and the prior year's performance, which were required to be attained for bonuses to be awarded. Under the 2005 Executive Bonus Plan, each executive officer's eligible bonus percentage to be awarded if the Company meets its revenue and income goals for the fiscal year, which was initially set at 50% of each executive officer's base salary, was determined by the Committee after considering both the Company's financial performance and the executive officer's individual performance. The eligible bonus percentage may be adjusted upward or downward by the Committee if the Company's revenue and net income results for the fiscal year are higher or lower, as the case may be, than the previously established targets or based on the individual's performance. During the 2005 fiscal year, the Company attained its revenue and income targets and other operating goals. As a result, the Committee approved cash bonuses under the 2005 Executive Bonus Plan for each of the executive officers, as follows: Roy Zatcoff, who joined the Company as Executive Vice President in March 2005, Mr. Bolton and Mr. Wrabley were awarded their full eligible bonus percentages (in the case of Mr. Zatcoff, pro rated based upon the number of days during the fiscal year in which he was eligible to receive awards under the 2005 Executive Bonus Plan); and Mr. Kantrowitz, Mr. Rubino, and Mr. Schneck were awarded bonuses equal to 150% of their full eligible bonus percentages. The Committee increased the bonus percentages for Messrs. Kantrowitz, Rubino and Schneck in the exercise of its sole discretion based upon the executives' individual performance relating to the completion and integration of four acquisitions during the fiscal year.

LONG-TERM COMPENSATION

         During the 2005 fiscal year, long-term incentives were provided through the grant of stock options under the Company's 2004 Equity Incentive Plan, 2002 Non-Qualified Stock Option Plan and 1995 Stock Option Plan. The Committee reviewed and approved the participation of executive officers of the Company under the Company's plans. The Committee has the authority to determine the individuals to whom stock options or other equity-based compensation are awarded, the terms of the awards and the number of shares subject to each award. Options typically vest in four equal annual installments beginning one year from the date of grant and are exercisable at an exercise price equal to or greater than the fair market value of the shares of Common Stock on the date of grant (which is generally the date of a regularly scheduled Committee meeting or the date of commencement of employment). Stock options typically have been granted to executive officers when the executive first joins the Company and periodically thereafter in connection with changes in the executive's level of responsibilities, in connection with the executive's past and anticipated future contributions to the Company and for other reasons at the Committee's discretion. The size of option grants are generally based upon the executive officer's level of responsibility, long-term growth in responsibility, and contribution to the achievement of the Company's goals, considering both the number of options held by the individual and the individual's position at the time of the new grant. Through the grant of stock options, the objective of aligning executive officers' long-range interests with those of the stockholders is met by providing the executive officers with the opportunity to build a meaningful ownership interest in the Company. The Committee evaluates the individual's and the Company's performance and performance and stock data of similar technology companies, although it has not relied on formal comparisons, and exercises subjective judgment and discretion in view of this information and the Company's general compensation policies and practices.

         On May 13, 2005, the Board of Directors, upon recommendation of the Compensation and Stock Option Committee, approved the acceleration of the vesting of "underwater" unvested stock options held by certain employees of the Company, including executive officers. A stock option was considered "underwater" at the time if the option exercise price of the stock option was greater than $14.00 per share. The closing price per share of the Common Stock ranged from approximately $8.26 to $12.23 during the six-month period prior to May 13, 2005. Options to purchase approximately 532,376 shares became exercisable on May 13, 2005, representing approximately 23% of the total options outstanding, as a result of the vesting acceleration. Of those 532,376 options, approximately 70% were scheduled to vest over the next 18 months.

         The decision to accelerate vesting of these underwater stock options was made by the Board primarily to preclude recognizing compensation cost in the Consolidated Statement of Income in the future upon the Company's adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), which was adopted by the Company as of July 1, 2005. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the Company's financial statements based on their fair values over the applicable vesting periods. Additionally, the Company believed that underwater stock options did not offer affected employees sufficient incentive when compared to the potential future compensation expense that would have been attributable to these stock options. The Board of Directors has reviewed the newly adopted requirements to expense stock options and has determined that it will continue to grant stock options as a form of long term compensation for employees because the Board believes stock options provide the most effective incentive to employees to remain with the Company and contribute to the continued improvement and growth of its operations.

CHIEF EXECUTIVE OFFICER COMPENSATION

         Mr. Kantrowitz has been President and Chief Executive Officer since February 14, 2000. In connection with his appointment, he entered into an agreement with the Company which provided for an initial annual salary of $210,000 and an annual bonus of up to 50% of his base salary or greater at the option of, and as determined by, the Board of Directors. In October 2005, the Company entered into a new employment agreement with Mr. Kantrowitz, which provides for an initial annual salary of $351,520 and an annual bonus of up to 75% of his base salary or greater at the option of, and as determined by, the Board of Directors.

         For the 2005 fiscal year, Mr. Kantrowitz's base salary was increased to $338,000. The Committee determined the amount of his base salary increase after considering the Company's revenue growth and profitability relative to 2005 fiscal year goals, gains in market share and unit volume growth with respect to sales of the Company's products and services, the Company's success in acquiring technologies and businesses and integrating these into existing operations, the Company's success in expanding international sales, marketing and development capabilities and the Company's performance relative to an increase in spending on information technology. The Company also considered Mr. Kantrowitz's contributions to the growth and performance of the Company in the areas described above, his ability to attract, motivate and retain qualified management level personnel and to develop a strategic vision for the future operations and direction of the Company, and the compensation level of chief executive officers at businesses of similar size, including comparable technology companies. At the end of the 2005 fiscal year, Mr. Kantrowitz was awarded a bonus of $253,500, equal to 75% of his base salary, based on the Company's 2005 fiscal year revenue and income goals and Mr. Kantrowitz's individual performance and contributions with respect to such goals in accordance with the Company's 2005 Executive Bonus Plan. In addition, at the beginning of the 2005 fiscal year, Mr. Kantrowitz was granted options to acquire 100,000 shares of common stock at the fair market value of the shares on the date of grant under the Company's 2004 Equity Incentive Plan, based on the Company's performance in its 2004 fiscal year.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

         Federal tax laws impose requirements in order for compensation payable to certain executive officers to be fully deductible. The Company intends, to the extent practicable, to preserve deductibility under the Internal Revenue Code of 1986, as amended (the "Code"), of compensation paid to its executive officers while maintaining compensation programs to attract and retain highly qualified executives in a competitive environment.

         The foregoing report has been furnished by the Compensation and Stock Option Committee of the Board of Directors. The membership of the Committee is as follows:

John P. Kirwin, III, Chairman
John M. Ryan

                              CERTAIN TRANSACTIONS

         During the 2005 fiscal year, the Company provided goods and services to 1-800-FLOWERS.COM, a public company of which Mr. McCann, a director of the Company, is President and a director and shareholder. The Company entered into this arrangement in the ordinary course of business and provided such goods and services to 1-800-FLOWERS.COM on a non-exclusive basis at arms-length negotiated rates. In addition, Mr. McCann was not directly involved with the negotiation or consummation of such arrangement. While any revenue, profits or other aspects of a business relationship with the Company may, of course, affect Mr. McCann's overall compensation or value of his investment in 1-800-FLOWERS.COM, the Company does not believe that Mr. McCann receives or has received any compensation from 1-800-FLOWERS.COM that is directly linked to the Company-related business arrangement. The business relationship between the companies is not material to the Company or 1-800-FLOWERS.COM, and the Company does not believe that any indirect interest that Mr. McCann may have with respect to such arrangement is material.

                             AUDIT COMMITTEE REPORT

         The Audit Committee has reviewed and discussed with the Company's management and its independent registered public accounting firm the audited consolidated financial statements of the Company contained in the Company's Annual Report on Form 10-K for the Company's 2005 fiscal year. The Audit Committee has also discussed and reviewed with the independent registered public accounting firm its judgment as to the quality of the Company's application of, and the matters required to be discussed pursuant to, SAS No. 61, "Communication with Audit Committees," which matters include, among other items, the conduct of the audit of the Company's consolidated financial statements.

         The Committee discussed with both the Company's management and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee periodically met with management and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, evaluations of the Company's internal control over financial reporting and the overall quality of the Company's financial reporting.

         The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," as amended, and has discussed with the independent registered public accounting firm its independence from the Company and its management.

         Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for its 2005 fiscal year for filing with the Securities and Exchange Commission. The Audit Committee also appointed, and the Board of Directors is proposing in this Proxy Statement that the stockholders of the Company ratify the appointment of, KPMG LLP as the Company's independent registered public accounting firm for the 2006 fiscal year.

Audit Committee of the Board or Directors

David D. Gathman, Chairman
John M. Ryan
John P. Kirwin, III

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total return on the Company's Common Stock for the period July 1, 2000 to June 30, 2005 with similar returns for the (i) S&P Information Technology Index and (ii) S&P 500 Index.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                AMONG NEOWARE SYSTEMS, INC., THE S & P 500 INDEX
                   AND THE S & P INFORMATION TECHNOLOGY INDEX

                                [GRAPHIC OMITTED]

                                                     Cumulative Total Return
                                 ------------------------------------------------------------------
                                   6/00        6/01       6/02        6/03        6/04       6/05

NEOWARE SYSTEMS, INC.             100.00       83.20     362.88      490.88      264.64     327.68
S & P 500                         100.00       85.17      69.85       70.03       83.41      88.68
S & P INFORMATION TECHNOLOGY      100.00       47.76      29.12       31.30       39.26      37.88

*$100 invested on 6/30/00 in stock or index-including reinvestment of dividends.
 Fiscal year ending June 30.

Copyright (C)2002 Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.
www.researchdatagroup.com/S&P.htm

                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission reports about their beneficial ownership of the Company's Common Stock. All such persons are required by the Commission to furnish the Company with copies of all reports that they file.

         Based solely upon a review of the copies of such reports furnished to the Company, or written representations from certain reporting persons that no other reports were required, the Company believes that during the fiscal year ended June 30, 2005, all of its officers, directors and persons who own more than ten percent of the Company's Common Stock complied with all filing requirements applicable to them.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         The following table sets forth certain information regarding beneficial ownership of the shares of Common Stock of the Company as of September 30, 2005 by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each named executive officer and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the shares of Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                              NUMBER OF SHARES                 PERCENTAGE
PRINCIPAL STOCKHOLDERS                                       BENEFICIALLY OWNED            BENEFICIALLY OWNED
----------------------                                       ------------------            ------------------
Royce & Associates, LLC
1414 Avenue of the Americas
New York, NY 10019..............................                1,580,923 (1)                       9.8

Putnam, LLC
One Post Office Square
Boston, MA 02109................................                1,208,495 (2)                       7.5

Discovery Equity Partners, L.P
71 South Wacker Drive, 24th Floor
Chicago, IL  60606..............................                1,181,300 (3)                       7.3

FMR Corp.
82 Devonshire Street
Boston, MA 02109................................                  976,300 (4)                       6.0

Michael G. Kantrowitz...........................                  341,507 (5)                       2.1

Klaus P. Besier (6).............................                       -0-                           *

Dennis Flanagan (7).............................                       -0-                           *

Christopher G. McCann ..........................                   21,249 (5)                        *

John M. Ryan ...................................                   71,249 (5)                        *

John P. Kirwin, III ............................                   28,249 (5)                        *

David D. Gathman ...............................                   28,849 (5)(8)                     *










                                                              NUMBER OF SHARES                 PERCENTAGE
PRINCIPAL STOCKHOLDERS                                       BENEFICIALLY OWNED            BENEFICIALLY OWNED
----------------------                                       ------------------            ------------------
Eric N. Rubino .................................                  187,500 (5)                       1.1

Matthew D. Wrabley .............................                   92,500 (5)                        *

Keith D. Schneck ...............................                   43,248 (5)                        *

Peter Bolton....................................                   50,000 (5)                        *

All executive officers and directors
as a group (12 persons).........................                  863,751 (5)                       5.1

-------------------
 *     Less than 1%

(1) Royce & Associates, LLC filed a Schedule 13G on February 1, 2005, upon which the Company has relied in making this disclosure. Royce & Associates, LLC has sole voting power and sole dispositive power as to all 1,580,923 shares.

(2) Putnam, LLC filed a Schedule 13G on February 11, 2005, upon which the Company has relied in making this disclosure. Putnam, LLC wholly owns two registered investments advisors - Putnam Investments Management, LLC and The Putnam Advisory Company, LLC. Putnam, LLC has shared voting power with The Putnam Advisory Company, LLC as to 597,895 shares and shared dispositive power with The Putnam Advisory Company, LLC (706,495 shares) and Putnam Investments Management, LLC (502,000 shares) as to all 1,208,495 shares.

(3) Discovery Equity Partners, L.P. filed a Schedule 13G on April 13, 2005, upon which the Company has relied in making this disclosure. Discovery Equity Partners, L.P. has shared voting power and shared dispositive power as to 1,007,644 shares with Discovery Group I, LLC, its general partner, and Daniel J. Donoghue and Michael R. Murphy, managing members of Discovery Group I, LLC. Discovery Group I, LLC, Mr. Donoghue and Mr. Murphy have shared voting power and shared dispositive power as to all 1,181,300 shares.

(4) FMR Corp. filed a Schedule 13G on February 14, 2005, upon which the Company has relied in making this disclosure. FMR Corp. wholly owns Fidelity Management & Research Company, an investment advisor to various investment companies that comprise the Fidelity Funds that own the shares of the Company's Common Stock. Edward C. Johnson III, Chairman of FMR Corp., and Abigail P. Johnson, a director of FMR Corp., together own 36.5% of the outstanding voting common stock of FMR Corp., and along with other members of their family, collectively own 49% of the voting power of FMR Corp. The power to vote or direct the voting of the shares of Common Stock held by the Fidelity Funds resides with the board of trustees of the Fidelity Funds. FMR Corp has shared dispositive power with Mr. Johnson and Ms. Johnson as to all 976,300 shares.

(5) Includes options exercisable within 60 days of September 30, 2005 to purchase the Company's Common Stock issued pursuant to the Company's 1995

       Stock Option Plan, 2002 Non-Qualified Stock Option Plan or 2004 Equity Incentive Plan: Mr. Kantrowitz, 160,000 shares; Mr. McCann, 21,249 shares; Mr. Ryan, 21,249 shares; Mr. Kirwin, 26,249 shares; Mr. Gathman, 26,249 shares; Mr. Rubino, 187,500 shares; Mr. Wrabley, 92,500 shares; Mr. Schneck, 41,248 shares; Mr. Bolton, 50,000 and all executive officers and directors as a group, 626,244 shares.

(6)    Mr. Besier is a nominee for director.

(7)    Mr. Flanagan is a nominee for director.

(8) Mr. Gathman beneficially owns 2,600 shares of Common Stock jointly with his wife.

                                 PROPOSAL NO. 3
                           RATIFICATION OF INDEPENDENT
                        REGISTERED PUBLIC ACCOUNTING FIRM

         The Audit Committee has selected the firm of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2006. The Board of Directors has proposed that the stockholders ratify the selection of KPMG LLP. The Company has requested that a representative of KPMG LLP attend the Annual Meeting. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions of stockholders.

AUDIT AND NON-AUDIT FEES

         The following table shows the fees billed to the Company by its independent registered public accounting firm for services provided to the Company during the 2005 and 2004 fiscal years:


                                                            2005         2004
                                                        ------------   --------

         Audit Fees .............................       $545,730       $249,220
         Audit-Related Fees .....................       $    --        $    --
         Tax Fees................................       $ 37,000       $155,300
         All Other Fees .........................       $ 43,243       $259,545

o Audit Fees consist of fees billed for professional services rendered for the audit of the Company's annual financial statements, reviews of the financial statements included in the Company's quarterly report on Forms 10-Q and work associated with issuing the independent registered accounting firm's audit report on the Company's internal controls over financial reporting.

o Audit-Related Fees consist of services that are reasonably related to the performance of the audit of the Company's financial statements and are not reported under "Audit Fees." In the 2005 and 2004 fiscal years there were no Audit-Related Fees paid to the Company's independent registered public accounting firm.

o Tax Fees consist of professional services rendered by the independent registered public accounting firm for tax compliance and tax advice. The services for the fees disclosed under this category include tax return preparation and tax advice.

o All Other Fees in the 2005 and 2004 fiscal years paid to the independent registered public accounting firm primarily consist of pre-acquisition financial due diligence investigations.

         The Audit Committee considered whether the services provided above are compatible with maintaining the independence of the independent registered public accounting firm.

AUDIT COMMITTEE PRE-APPROVAL OF SERVICES AND FEES

         The Audit Committee's procedure is to review all proposed audit and non-audit services to be provided by the independent registered public accounting firm and, before engaging the independent registered public accounting firm, pre-approve the performance of such services and related fees. Any fee amounts pre-approved for the audit and audit-related services are updated to the extent necessary at the regularly scheduled meetings of the Audit Committee during the year. The independent registered public accounting firm and management must report to the Audit Committee actual fees versus those pre-approved periodically throughout the fiscal year.

         The Audit Committee has considered the above non-audit services and has determined that the provision of such services is compatible with maintaining the independence of the independent registered public accounting firm. All services rendered by KPMG LLP were permissible under applicable laws and regulations, and were pre-approved by the Audit Committee for the 2005 fiscal year.

         In the 2005 fiscal year, there were no fees paid to KPMG LLP under a de minimis exception to the rules that waives pre-approval for certain non-audit services.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

                            STOCKHOLDER PROPOSALS FOR
                               NEXT ANNUAL MEETING

         Any properly submitted proposal which a stockholder intends to present at the next Annual Meeting of Stockholders must be received by the Company by June 29, 2006 if it is to be included in the Company's proxy statement and form of proxy relating to the next Annual Meeting.

         Stockholders who wish to submit a proposal for consideration at the Company's next Annual Meeting of Stockholders, but who do not wish to submit the proposal for inclusion in the Company's proxy statement, must deliver a written copy of such proposal in accordance with the Company's bylaws no later than September 11, 2006.

                              NEOWARE SYSTEMS, INC.
                                      PROXY

        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
            FOR THE ANNUAL MEETING OF STOCKHOLDERS, DECEMBER 1, 2005

         The undersigned holder of Common Stock of Neoware Systems, Inc. hereby appoints Keith D. Schneck and Michael G. Kantrowitz, and each of them, proxies, with powers of substitution in each, to vote on behalf of the undersigned at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Thursday, December 1, 2005, at the Company's offices at 3200 Horizon Drive, King of Prussia, Pennsylvania, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, and in their discretion upon such other business as may come before the Annual Meeting.

         SHARES WILL BE VOTED AS INSTRUCTED, BUT IF NO INSTRUCTION IS GIVEN, SHARES WILL BE VOTED FOR ALL THE NOMINEES FOR DIRECTOR NAMED IN THE PROXY STATEMENT, FOR EACH OF THE COMPANY'S PROPOSALS 2 AND 3, ALL AS MORE PARTICULARLY DESCRIBED IN THE PROXY STATEMENT, AND WITH DISCRETIONARY AUTHORITY ON SUCH OTHER MATTERS AS MAY COME BEFORE THE ANNUAL MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE EACH OF THE COMPANY'S PROPOSALS 1, 2 AND 3.

         The undersigned acknowledges receipt of this proxy with a copy of the Notice of Annual Meeting of Stockholders and the Proxy Statement of the Board of Directors.
                (Continued, and to be signed, on the other side)

--------------------------------------------------------------------------------

        The Board of Directors recommends voting FOR Proposals 1, 2 and 3


                                                         WITHHOLD AUTHORITY
1. Election of Directors    [ ] FOR all nominees   [ ] to vote for all nominees
                                listed below           listed below

Nominees:  Michael G. Kantrowitz,  Klaus P. Besier, Dennis Flanagan,
           David D. Gathman, John P. Kirwin, III, Christopher G. McCann and John M. Ryan.

    (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
            WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------

2. Approve the amendment to the Company's Certificate of Incorporation to change the Company's corporate name.

                  [ ]  FOR   [ ]  AGAINST   [ ]  ABSTAIN

3. Ratify the selection of KPMG LLP as the Company's independent registered public accounting firm.

                  [ ]  FOR   [ ]  AGAINST   [ ]  ABSTAIN

4. In their discretion, upon such other matters as may properly come before the meeting.

            VOTES MUST BE INDICATED [X] OR |X| IN BLACK OR BLUE INK.
     PLEASE SIGN AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                                           Change of Address or      [ ]
                                           Comments Mark Here

                                           NOTE: Please sign  exactly as name(s)
                                           appears hereon. Executors,
                                           administrators, trustees, etc. should
                                           give full title as such.


                                           DATE:
                                                --------------------------------


                                           -------------------------------------
                                                         SIGNATURE

                                           -------------------------------------
                                                         SIGNATURE